FOR RELEASE THURSDAY, FEBRUARY 15, 2024

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces 2023 Results; Company Issues 2024 Outlook
•Extends estimate of useful life of satellites by five years

MCLEAN, Va. – February 15, 2024 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter and full-year 2023 and issued its full-year 2024 guidance. Net income was $38.0 million, or $0.30 per diluted share, for the fourth quarter of 2023, as compared to net loss of $0.8 million, or $0.01 per diluted share, for the fourth quarter of 2022. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $114.1 million, as compared to $107.0 million for the prior-year period, representing a year-over-year increase of 7%. Net income benefitted from a year-over-year decrease in depreciation expense resulting from a change in the estimated useful lives of the Company’s satellites, an increase in tax benefit and continued growth in total commercial services revenue.

Iridium reported fourth-quarter total revenue of $194.7 million, which consisted of $148.0 million of service revenue and $46.7 million of revenue related to equipment sales and engineering and support projects. Total revenue was in line with last year’s comparable period and included an 8% increase in service revenue. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 76% of total revenue for the fourth quarter of 2023.

The Company ended the quarter with 2,279,000 total billable subscribers, which compares to 1,999,000 for the year-ago period and is up from 2,236,000 for the quarter ended September 30, 2023. Total billable subscribers grew 14% year-over-year, driven by growth in commercial IoT.

Full-Year 2023 Iridium Business Highlights

For the full year, Iridium reported net income of $15.4 million, or $0.12 per diluted share, as compared to net income of $8.7 million, or $0.07 per diluted share, for 2022. The change primarily resulted from an increase in income tax benefit offset in part by an increase in interest expense related to the fees paid for the refinancing of our Term Loan and the increase in the Secured Overnight Financing Rate (SOFR), which is the benchmark interest rate of the Term Loan. The Company reported record total revenue in 2023 of $790.7 million, which was up 10% from the year-ago period. Total revenue included $584.5 million of service revenue and $206.2 million of revenue related to equipment sales and engineering and support services. OEBITDA for 2023 was $463.1 million, a 9% increase from $424.0 million in the prior year. Capital expenditures were $73.5 million for the full-year 2023.

“Iridium executed well in 2023, delivering another solid year of commercial services growth. Strength was broad based with subscriber growth across all commercial service lines,” said Matt Desch, CEO, Iridium. Desch added, “Our strong cash flow supported ongoing return of more than $310 million of capital to shareholders, including dividend payments of about $65 million in 2023.”

In the fourth quarter of 2023, Iridium conducted its annual evaluation of asset useful lives. The analysis considered the health of Iridium’s constellation, satellite performance and the successful launch of five in-orbit spares in 2023. As a result of this assessment, the satellites’ estimated useful lives have been extended by five years from 12.5 years to 17.5 years. The change will affect the timing of certain revenue and expense items.

Commenting on the change in estimated useful life of Iridium’s satellites, Desch said, “This action is a validation of our expectations for Iridium’s extended capex holiday.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial
Commercial service remained the largest part of Iridium’s business, representing 62% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $121.5 million, up 10% from last year’s comparable period due to broad-based growth across all revenue lines.
•Commercial voice and data: Revenue was $55.6 million, up 12% from the year-ago period. Subscribers grew 3% from the year-ago period to 408,000. Average revenue per user (“ARPU”) was $45 during the fourth quarter, compared to $41 in last year’s comparable period, with the increase due primarily to higher access fees.
•Commercial IoT data: Revenue was $36.1 million, up 12% from the year-ago period. Subscribers grew 18% from the year-ago period to 1,709,000 customers, driven by continued growth in consumer personal communications devices. ARPU was $7.12 in the fourth quarter, compared to $7.50 in last year’s comparable period. The decrease in ARPU resulted primarily from customer mix, including the effect of the growing proportion of personal communications subscribers, who typically utilize lower ARPU plans.
•Commercial broadband: Revenue was $14.6 million, up 5% from $13.9 million in the year-ago period. ARPU was $294 during the fourth quarter, compared to $313 in last year’s comparable period, reflecting the increased prevalence of Iridium’s use as a companion service rather than primary.
•Hosted payload and other data service: Revenue was $15.2 million, up 3% from $14.7 million in the year-ago period. There was a year-over-year decrease in hosted payload revenue related to the change in the estimated useful lives of Iridium’s satellites described above that went into effect in the fourth quarter of 2023. This decrease was more than offset by higher precision location service revenues of which $2 million was non-recurring and resulted from an updated estimate on a customer contract.

•Iridium’s commercial business ended the quarter with 2,134,000 billable subscribers, which compares to 1,860,000 for the prior-year quarter and is up from 2,094,000 for the quarter ended September 30, 2023. IoT data subscribers represented 80% of billable commercial subscribers at the end of the quarter, an increase from 78% at the end of the prior-year period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.
Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus® airtime services are not included under these contracts and may be procured separately for an additional fee.
•Government service revenue remained flat at $26.5 million in the fourth quarter reflecting the contractual rate in the EMSS Contract.
•Iridium’s U.S. government business ended the quarter with 145,000 subscribers, which compares to 139,000 for the prior-year quarter and 142,000 for the quarter ended September 30, 2023. Government voice and data subscribers increased 3% from the year-ago period to 62,000 as of December 31, 2023. Government IoT data subscribers increased 5% year-over-year and represented 57% of government subscribers at year-end.

Equipment
•Equipment revenue was $15.7 million in the fourth quarter compared to $39.3 million in the prior-year quarter.
•Equipment revenue totaled $105.1 million in 2023, compared to $134.7 million in 2022. In 2024, the Company expects equipment sales to be lower than 2023 and be more in line with periods prior to 2022 which experienced supply chain disruptions due to the pandemic.

Engineering & Support
•Engineering and support revenue was $31.1 million during the fourth quarter, compared to $17.8 million in the prior-year quarter, primarily due to a rise in activity with the U.S. government.

•Engineering and Support revenue totaled $101.1 million in 2023, compared to $51.6 million in 2022. In 2024, the Company expects Engineering and Support revenue to increase from 2023 with ongoing work on the Space Development Agency contract.

Capital expenditures were $16.2 million for the fourth quarter, including $1.2 million in capitalized interest. The Company ended the fourth quarter with gross debt of $1.5 billion and a cash and cash equivalents balance of $71.9 million, for a net debt balance of $1.4 billion.

Iridium paid its fourth quarter dividend of $0.13 per common share on December 29, 2023. Total dividends paid to stockholders during 2023 totaled $64.8 million. The Board of Directors plans to increase the quarterly dividend to $0.14 per share starting with the second quarter 2024 dividend, which would result in a full-year dividend increase of 5.8%.

During the quarter ended December 31, 2023, the Company repurchased approximately 1.4 million shares of its common stock under its previously announced share repurchase program at a total purchase price of $51.6 million. As of December 31, 2023, $334.0 million remained available and authorized for repurchase under this program.

2024 and Longer-Term Outlook
The Company issued its full-year 2024 outlook and updated long-term guidance on cash taxes:
•Total service revenue growth between 4% and 6% for full-year 2024. Total service revenue for 2023 was $584.5 million.
•Full-year 2024 OEBITDA between $460 million and $470 million. OEBITDA for 2023 was $463.1 million.
•Cash taxes of less than $10 million per year from 2024 through 2026. We now expect that the longer-term cash tax rate will move closer to the statutory rate in 2028.
•Net leverage below 2.5 times OEBITDA between 2026 and 2029 and falling below 2.0 times OEBITDA by the end of the decade, assuming the completion of the Company’s share repurchase authorization and the payment of quarterly dividends. Net leverage was 3.1 times OEBITDA at December 31, 2023.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, income (loss) on equity method investments, net, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income (loss) to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2024 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP net income (loss)	$38,023	$(808)	$15,415	$8,722
Interest expense, net	19,114	18,100	90,387	65,089
Income tax (benefit) expense	(9,578)	(721)	(26,251)	292
Depreciation and amortization	52,787	75,745	320,000	303,484
Share-based compensation	11,955	12,102	57,455	43,729
Loss on extinguishment of debt	—	1,187	—	1,187
Loss on equity method investments	1,768	1,402	6,089	1,496
Operational EBITDA	$114,069	$107,007	$463,095	$423,999

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, February 15, 2024. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA and cash taxes for 2024; net leverage and cash taxes over the longer-term; anticipated equipment sales and engineering and support service revenue for 2024; amount and timing of share repurchases and the payment of dividends, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on February 15, 2024, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended December 31,
	2023	2022
Revenue
Service revenue
Commercial	$121,513	$110,274
Government	26,500	26,500
Total service revenue	148,013	136,774
Subscriber equipment	15,662	39,252
Engineering and support service	31,065	17,810
Total revenue	194,740	193,836
Operating expenses
Cost of services (exclusive of depreciation and amortization)	45,279	31,341
Cost of subscriber equipment sales	10,335	25,630
Research and development	5,728	5,748
Selling, general and administrative	34,315	36,599
Depreciation and amortization	52,787	75,745
Total operating expenses	148,444	175,063
Operating income	46,296	18,773
Other expense, net
Interest expense, net	(19,114)	(18,100)
Loss on extinguishment of debt	—	(1,187)
Other income, net	3,031	387
Total other expense, net	(16,083)	(18,900)
Income (loss) before income taxes	30,213	(127)
Income tax benefit	9,578	721
Loss on equity method investments	(1,768)	(1,402)
Net income (loss)	$38,023	$(808)
Operational EBITDA	$114,069	$107,007

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Year Ended December 31,
	2023	2022
Revenue
Service revenue
Commercial	$478,454	$428,721
Government	106,000	106,000
Total service revenue	584,454	534,721
Subscriber equipment	105,136	134,714
Engineering and support service	101,133	51,599
Total revenue	790,723	721,034
Operating expenses
Cost of services (exclusive of depreciation and amortization)	158,710	115,137
Cost of subscriber equipment sales	66,410	86,012
Research and development	20,269	16,218
Selling, general and administrative	143,706	123,504
Depreciation and amortization	320,000	303,484
Total operating expenses	709,095	644,355
Operating income	81,628	76,679
Other expense, net
Interest expense, net	(90,387)	(65,089)
Loss on extinguishment of debt	—	(1,187)
Other income, net	4,012	107
Total other expense, net	(86,375)	(66,169)
Income (loss) before income taxes	(4,747)	10,510
Income tax benefit (expense)	26,251	(292)
Loss on equity method investments	(6,089)	(1,496)
Net income	$15,415	$8,722
Operational EBITDA	$463,095	$423,999

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$55,649	$49,491	12%	$219,242	$193,112	14%
IoT data(2)	36,065	32,158	12%	141,036	125,015	13%
Broadband(3)	14,620	13,942	5%	57,878	51,143	13%
Hosted payload and other data service(4)	15,179	14,683	3%	60,298	59,451	1%
Total commercial service revenue	121,513	110,274	10%	478,454	428,721	12%
Government service revenue(5)	26,500	26,500	0%	106,000	106,000	0%
Total service revenue	148,013	136,774	8%	584,454	534,721	9%
Subscriber equipment	15,662	39,252	-60%	105,136	134,714	-22%
Engineering and support(6)
Commercial	1,746	3,553	-51%	11,050	7,833	41%
Government	29,319	14,257	106%	90,083	43,766	106%
Total engineering and support	31,065	17,810	74%	101,133	51,599	96%
Total revenue	$194,740	$193,836	0%	$790,723	$721,034	10%
Operational EBITDA
Operational EBITDA	$114,069	$107,007	7%	$463,095	$423,999	9%
Other
Capital expenditures(7)	$16,202	$26,511		$73,487	$71,267
Net debt(8)	$1,428,130	$1,335,855
Cash and cash equivalents	$71,870	$168,770
Term Loan	$1,500,000	$1,504,625
Deferred financing costs	(17,510)	(17,440)
Term Loan, net	$1,482,490	$1,487,185
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the sum of the gross Term Loan B and gross drawn Revolving Facility, less cash and cash equivalents.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of December 31,
	2023	2022	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	408	397	3%
IoT data	1,709	1,448	18%
Broadband (4)	16.7	15.0	11%
Total commercial voice and data, IoT data and Broadband service	2,134	1,860	15%
Government
Voice and data and IoT data service
Voice and data	62	60	3%
IoT data	83	79	5%
Total government voice and data and IoT data service	145	139	4%
Total billable subscribers	2,279	1,999	14%

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(2)	(4)	50%	11	27	-59%
IoT data	42	36	17%	261	255	2%
Broadband	0.2	0.3	-33%	1.7	1.8	-6%
Total commercial voice and data, IoT data and Broadband service	40	32	24%	274	284	-4%
Government
Voice and data and IoT data service
Voice and data	1	(2)	150%	2	(5)	140%
IoT data	2	(4)	150%	4	(3)	233%
Total government voice and data and IoT data service	3	(6)	150%	6	(8)	175%
Total net billable subscriber additions	43	26	64%	280	276	2%

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
ARPU (2) (3)
Commercial
Voice and data	$45	$41	10%	$45	$42	7%
IoT data	$7.12	$7.50	(5)%	$7.45	$7.89	(6)%
Broadband	$294	$313	(6)%	$305	$302	1%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.
(4)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.